EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Gabbit Corp.

We hereby consent to the incorporation on Form 10 of Gabbit Corp. (the “Company”) of our report dated July 22, 2021, with respect to the financial statements of the Company for the year ended February 29, 2020 and February 28, 2021 and the related notes to the financial statements.

/s/ AJSH & Co LLP

New Delhi, India

July 22, 2021